Exhibit 10.23
JPMORGAN CHASE & CO. LONG-TERM INCENTIVE PLAN
TERMS AND CONDITIONS OF FEBRUARY 3, 2010
STOCK APPRECIATION RIGHTS
OPERATING COMMITTEE

Award Agreement	These terms and conditions are made part of the Award Agreement dated as of February 3, 2010 (“Grant Date”) awarding Stock Appreciation Rights pursuant to the terms of the JPMorgan Chase & Co. Long-Term Incentive Plan (“Plan”). To the extent the terms of the Award Agreement (all references to which will include these terms and conditions) conflict with the Plan, the Plan will govern. The Award Agreement, the Plan and Prospectus supersede any other agreement, whether written or oral, that may have been entered into by the Firm and you relating to this award.

This award was granted on the Grant Date subject to the Award Agreement. Unless you decline by the deadline and in the manner specified in the Award Agreement, you will have agreed to be bound by these terms and conditions, effective as of the Grant Date. If you decline the award, it will be cancelled as of the Grant Date.

Capitalized terms that are not defined in the Award Agreement will have the same meaning as set forth in the Plan.

JPMorgan Chase & Co. will be referred to throughout the Award Agreement as “JPMorgan Chase,” and together with its subsidiaries as the “Firm.”

Form and Purpose of Award	Stock Appreciation Rights represent the right, following exercise, to receive (without payment), a number of shares of JPMorgan Chase Common Stock, the Fair Market Value of which, as of the date of exercise, is equal to the excess of the Fair Market Value of one share of such Common Stock on such exercise date over the Exercise Price, multiplied by the number of Stock Appreciation Rights being exercised. The Firm will retain from each distribution the number of shares of Common Stock required to satisfy tax and other withholding obligations.

The purpose of this award is, in part, to motivate your future performance and to align your interests with those of the Firm and its shareholders.

Exercisable Dates/ Expiration Date	This award is intended and expected to become exercisable on the “Exercisable Dates” set forth in your Award Agreement, provided that you are continuously employed by the Firm from the date of grant through the relevant Exercisable Date or you meet the requirements to allow your award to remain outstanding upon termination of employment as described below However, the number of Stock Appreciation Rights that first become exercisable on any Exercisable Date may be reduced (and therefore may be forfeited) or Exercisable Dates may be deferred (but not beyond the Expiration Date), in the event that the Chief Executive Officer (“CEO”) of JPMorgan Chase determines, as part of JPMorgan Chase’s annual performance assessment process, based on the CEO’s assessment of your performance and the performance of the Firm (which may include more than one performance year), that you have not achieved satisfactory progress toward priorities that have been established for you or that the Firm has not achieved satisfactory progress toward the Firm’s priorities for which you share responsibility as a member of the Operating Committee. Such a determination is subject to ratification by the Compensation and Management Development Committee of the Board of Directors of JPMorgan Chase.

Your award will remain exercisable until the earlier of the tenth anniversary of the Grant Date (the “Expiration Date”) or the date the award is cancelled pursuant to this Award Agreement. Notwithstanding any provision herein, including but not limited to those provisions governing Job Elimination, Career Eligibility, Death, and Total Disability, no Stock Appreciation Right may be exercised after its Expiration Date.

Termination of Employment	Except as explicitly set forth below under “Job Elimination,” “Full Career Eligibility”, and “Death or Total Disability,” any Stock Appreciation Rights outstanding under this award will be cancelled effective on the date your employment with the Firm terminates for any reason.

Job Elimination:
For the one year period commencing with the date of termination of your employment (or if longer the 90 day period commencing with the Exercisable Date occurring during such one year period), any Stock Appreciation Right that is exercisable on your termination date or becomes exercisable during such period may be exercised by you in the event that:
•	the Director Human Resources of the Firm or nominee in his/her sole discretion determines that the Firm terminated your employment because your job was eliminated; and

•	after you are notified that your job will be eliminated, you provide such services as requested by the Firm in a cooperative and professional manner; and

•	you satisfy the Release/Certifications Requirement set forth below.

Full Career Eligibility :
For the two year period commencing with the date of termination of your employment (or if longer the 90 day period commencing with the last Exercisable Date occurring during such two year period), any Stock Appreciation Right that is exercisable on your termination date or becomes exercisable during such period may be exercised by you in the event that:
•	you leave the Firm voluntarily, have completed at least five years of continuous service with the Firm immediately preceding your termination date, and the sum of your age and Recognized Service (as defined below) on your date of termination equals or exceeds 60, and

•	you provide at least 90 days advance written notice to the Firm of your intention to voluntarily terminate your employment under this provision, during which notice period you provide such services as requested by the Firm in a cooperative and professional manner and you do not perform any services for any other employer, and

•	for the exercise period, you do not (i) perform services in any capacity (including self-employment) for a Financial Services Company (as defined below) or (ii) work in your profession (whether or not for a Financial Services Company); provided that you may work for a government, education or Not-for-Profit Organization (as defined below), and

•	you satisfy the Release/Certification Requirements set forth below.

After receipt of such advance written notice, the Firm may choose to have you continue to provide services during the 90-day period or shorten the length of the 90-day notice period at the Firm’s discretion, but to a date no earlier than the date you would otherwise meet the age and service requirements.

Additional advance notice requirements may apply in certain business units (or equivalent organizational unit or department). (See “Special Notice Period” below.)

You must notify JPMorgan Chase in advance in writing if you are to perform services for any party or if you are self-employed following the date of your termination of employment. Failure to provide such notification could impact your right to exercise.

Death or Total Disability:
If you die while employed by the Firm, your designated beneficiary on file with the Human Resources Department (or if no beneficiary is on file or survives you, then your estate) may exercise for a two year period measured from date of your death (i) any Stock Appreciation Rights that were exercisable as of that date and (ii) any Stock Appreciation Rights that would have become exercisable had you remained employed during such 2 year period.

If your employment terminates as a result of your permanent and total disability as defined in the JPMorgan Chase & Co. Long Term Disability Plan (or for non-U.S. employees the equivalent local country plan), then you may exercise for a two year period measured from the date that your employment terminate any Stock Appreciation Rights that were exercisable as of the date of your termination. In the case of your total disability, you must notify JPMorgan Chase in advance in writing if you are to perform services for any party or if you are self-employed following the date of your termination of employment.

Cancellation after the Two Year Period or Ninety Day Period
Any Stock Appreciation Rights that are not exercised within the applicable two year period or ninety day period described above will be cancelled.

Release/Certification Requirements
You will be required to timely execute and deliver a release of claims in favor of the Firm, having such form and terms as the Firm shall specify, to have all or any portion of your award remain exercisable after the termination of your employment. If you fail to return the required release within the specified deadline, your award will be cancelled. You also must certify compliance with the above requirements relevant to you pursuant to procedures established by the Firm in connection with an exercise.

Termination for Cause
If your employment is terminated for Cause (as defined below), or if the Firm determines after the termination of your employment that your employment could have been terminated for Cause, any outstanding Stock Appreciation Rights as of your termination date will be cancelled and you may be required to return to the Firm the value of certain shares previously delivered to you. See “Remedies” for additional information.

Restriction on Disposition of Shares Derived from an Exercise Under this Award	If you exercise any part of your award before the fifth anniversary of the Grant Date, then you may not sell, assign, transfer, pledge or encumber the net number of shares of Common Stock derived from such exercise until the fifth anniversary of the Grant Date. Such shares will be held in an account with the Firm’s stock transfer agent and will be subject to recovery by the Firm in accordance with the “Remedies” and “Right to Set-Off” sections below. Notwithstanding the foregoing, this restriction on disposition and transfer of shares shall not apply to your beneficiary in the event of your death.

Your Obligations	In consideration of the grant of this award, you agree to comply with and be bound by the following:

• Non-Solicitation of Employees and Customers:	During your employment by the Firm and for one year following the termination of your employment (or if longer, the exercise period), you will not directly or indirectly, whether on your own behalf or on behalf of any other party, without the prior written consent of the Director Human Resources of JPMorgan Chase: (i) solicit, induce or encourage any of the Firm’s then current employees to leave the Firm or to apply for employment elsewhere; (ii) hire any employee or former employee who was employed by the Firm at the date your employment terminated, unless the individual’s employment terminated more than six months before the date of hire or because his or her job was eliminated; or (iii) solicit or induce or attempt to induce to leave the Firm, or divert or attempt to divert from doing business with the Firm, any then current customers, suppliers or other persons or entities that were serviced by you or whose names became known to you by virtue of your employment with the Firm, or otherwise interfere with the relationship between the Firm and such customers, suppliers or other persons or entities. This does not apply to publicly known institutional customers that you service after your employment with the Firm without the use of the Firm’s confidential or proprietary information.

These restrictions do not apply to authorized actions you take in the normal course of your employment with the Firm, such as employment decisions with respect to employees you supervise or business referrals in accordance with the Firm’s policies.

• Confidential Information:	You may not, either during your employment with the Firm or thereafter, directly or indirectly use or disclose to anyone any confidential information related to the Firm’s business, except as explicitly permitted by the JPMorgan Chase Code of Conduct and applicable policies or law or legal process. “Confidential information” shall have the same meaning for the Award Agreement as it has in the JPMorgan Chase Code of Conduct.

• Non-Disparagement:	You may not, either during your employment with the Firm or thereafter, make or encourage others to make any public statement or release any information that is intended to, or reasonably could be foreseen to, embarrass or criticize the Firm or its employees, directors or shareholders as a group. This shall not preclude you from reporting to the Firm’s management or directors or to the government or a regulator conduct you believe to be in violation of the law or the Firm’s Code of Conduct or responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.

• Cooperation	You agree to cooperate fully with and provide full and accurate information to the Firm and its counsel with respect to any matter (including any audit, tax proceeding, litigation or governmental proceeding with respect to which you may have knowledge or information), subject to reimbursement for actual, appropriate and reasonable expenses incurred by you.

• Compliance with Award Agreement:	You agree that you will provide the Firm with any information reasonably requested to determine compliance with the Award Agreement, and you authorize the Firm to disclose the terms of the Award Agreement to any third party who might be affected thereby, including your prospective employer.

• Special Notice Period:	If you are at or above the level of managing director, executive director or vice president (or comparable title) of a business unit or equivalent organizational unit or department (“business unit”) that requires as a condition of your continued employment that you provide advance written notice (“Special Notice Period”) of your intention to terminate your employment, then as consideration for this Award, you shall provide the Firm advance written notice of your election to terminate your employment as specified by such business unit. In business units that require this Special Notice Period, the current notice period is 90 days for managing directors (or comparable title) and above, 60 days for executive directors (or comparable title) and 30 days for vice presidents (or comparable title). Please note that in some cases, individuals may have specific agreements providing for longer notice periods than those stated above. In those cases, the longer notice period shall apply.

After receipt of such notice, the Firm may choose to have you continue to provide services during the applicable Special Notice Period or may place you on a paid leave for all or part of the applicable Special Notice Period. During the Special Notice Period, you shall continue to devote your full time and loyalty to the Firm by providing services in a cooperative and professional manner and not perform any services for any other employer and shall receive your base salary and certain benefits until your employment terminates. You and the Firm may mutually agree to waive or modify the length of the Special Notice Period.

Regardless of whether the Special Notice Period applies to you, you must comply with the 90-day advance notice period described under “Full Career Eligibility” in the event you wish to terminate employment under the Full Career Eligibility provision.

Remedies
• Cancellation	In addition to the cancellation of the award as provided for in “Termination of Employment” and “Termination for Cause,” if the Firm in its sole discretion determines that (i) you are not in compliance with any of the advance notice/cooperation requirements or employment restrictions applicable to your termination of employment, or (ii) you have not returned the applicable release of claims or other documents specified above within the specified deadline, (iii) you violated any of the provisions as set forth above in “Your Obligations;” or (iv) Cancellation is appropriate pursuant to “Additional Award Conditions” below, all outstanding Stock Appreciation Rights under your award and will be immediately cancelled.

• Recovery
In addition, if you received shares under this award resulting from an exercise:
•	during the one year prior to the violation of any of the provisions as set forth above in “Your Obligations;” or

•	following termination of employment when you were not in compliance with the employment restrictions then applicable to you during the exercise period;

•	prior to the termination of your employment for “Cause” as described under “Termination for Cause,” including a later determination by the Firm that your employment could have been terminated for Cause (in which case the one year will be measured from your actual termination date), or

•	within one year following the applicable Exercisable Date, if the Firm determines that recovery of the shares is appropriate pursuant to “Additional Award Conditions” below;

you will be required to pay the Firm an amount equal to the gain on each such exercise less withholding taxes. Payment may be made in shares of Common Stock or in cash, and may be deducted by the Firm from any shares that are subject to restriction on disposition as described above.

You agree that this payment represents recovery of shares to which were not entitled under this Award Agreement and is not to be construed in any manner as a penalty. You also acknowledge that a violation or attempted violation of the obligations set forth herein will cause immediate and irreparable damage to the Firm, and therefore agree that the Firm shall be entitled as a matter of right to an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such obligations; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies the Firm may have under law or equity. In any action or proceeding by the Firm to enforce the terms and conditions of this Award Agreement where the Firm is the prevailing party, the Firm shall be entitled to recover from you its reasonable attorneys’ fees and expenses incurred in such action or proceeding.

Bonus Recoupment	In consideration of the grant of this award, you agree that you are subject to the JPMorgan Chase Bonus Recoupment Policy [link to policy], as it applies both to the cash incentive compensation awarded to you for 2009 and to this award of Stock Appreciation Rights.

Additional Award Conditions	Notwithstanding any terms of this Award Agreement to the contrary, JPMorgan Chase reserves the right in its sole discretion to cancel outstanding Stock Appreciation Rights under this award and/or to recover from you the net gain realized by you on any exercise of Stock Appreciation Rights under this award within one year after the applicable Exercisable Date:
•	If you engaged in conduct detrimental to the Firm, insofar as it causes material financial or reputational harm to the Firm or one of its business activities.

•	If this award was based on materially inaccurate performance metrics, whether or not you were responsible for the inaccuracy;

•	If this award was based on a material misrepresentation by you; or

•	If you failed to properly identify, raise or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Firm or its business activities.

Administrative Provisions	Binding Agreement: The Award Agreement will be binding upon any successor in interest to JPMorgan Chase, by merger or otherwise.

Not a Contract of Employment: Nothing contained herein constitutes a contract of employment or continued employment. Employment is at-will and may be terminated by either you or JPMorgan Chase for any reason at any time. This award does not confer any right or entitlement to, nor does the award impose any obligation on the Firm to provide, the same or any similar award in the future.

Exercise Procedures/Withholding Taxes: The exercise of Stock Appreciation Rights shall be in accordance with the Firm’s procedures for exercises of such awards. The date of exercise shall be the date when the properly completed notice of exercise is received and accepted by the Firm or its designee in accordance with the Firm’s procedures.

Following each exercise, the Firm will retain from each distribution the number of shares of Common Stock required to satisfy applicable tax obligations (including, to the extent legally permissible, recovery by the Firm of fringe benefit taxes). If, according to local country tax regulations, a withholding tax liability arises at a time after the date of exercise, JPMorgan Chase may implement any procedures necessary to ensure that the withholding obligation is fully satisfied, including, but not limited to, restricting transferability of the shares.

Assignment or Transfer: Except as otherwise provided in this Award Agreement, Stock Appreciation Rights shall not be assignable or transferable or subject to any lien, obligation or liability. You may make a gift of unexpired, unexercised Stock Appreciation Rights, subject to the Firm’s prior consent, to an immediate family member or a trust (or similar vehicle) for the benefit of these immediate family members (or beneficiaries) as defined below. JPMorgan Chase may condition its prior consent to receipt of an agreement by you and proposed transferee containing such terms and conditions and undertakings as JPMorgan Chase deems appropriate in its sole and absolute discretion. No attempted transfer will be valid without the Firm’s prior consent. “Immediate family members” include your parents, parents-in-law, children (including adopted children), grandchildren, and siblings or a trust exclusively for the benefit of one or more of these immediate family members. Your spouse is an Immediate Family Member but only if Stock Appreciation Rights are transferred to a trust (or similar vehicle) for the benefit of such spouse, which trust includes one or more other Immediate Family Members as beneficiaries.

Right to Set Off: The Firm may, to the maximum extent permitted by applicable law, retain for itself funds or securities otherwise payable to you pursuant to this award to satisfy any obligation or debt that you owe to the Firm. Other than in the case of forfeiture, cancellation or recovery of an award, the Firm may not retain such funds or securities until such time as they would otherwise be distributable to you in accordance with the Award Agreement.

Cancellation/Substitution: JPMorgan Chase may, in its sole discretion and for any reason, cancel outstanding unexercised Stock Appreciation Rights and substitute an equal number of non-qualified stock options to purchase the same number of shares of common stock of JPMorgan Chase represented by the cancelled Stock Appreciation Rights. Such substituted options shall have the same exercise price, Expiration Date and other terms and conditions that were applicable to the Stock Appreciation Rights; provided that the method of exercise and the payment of exercise price, as well as the method of payment of withholding taxes, may be changed by JPMorgan Chase.

Change in Outstanding Shares: In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders of Common Stock other than regular cash dividends, the Committee will make an equitable substitution or proportionate adjustment, in the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to any Stock Appreciation Rights (including but not to limited to their Exercise Price) outstanding under this award for such corporate events.

Interpretation/Administration: The Director Human Resources or the CEO (as specified above) has sole and complete authority to interpret and administer this Award Agreement, including, without limitation, the power to (i) interpret the Plan and the terms of this Award Agreement; (ii) determine the reason for termination of employment and application of the post-employment obligations; (iii) determine application of the post-employment obligations and cancellation and recovery provisions, and (iv) decide all claims arising with respect to this Award; and (iv) delegate such authority as he deems appropriate. Any determination by the Director Human Resources shall be binding on all parties.

Notwithstanding anything herein to the contrary, the Firm’s determinations under the Plan and the Award Agreements are not required to be uniform. By way of clarification, the Firm shall be entitled to make non-uniform and selective determinations and modifications under Award Agreements and the Plan.

This Award is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be interpreted accordingly. Notwithstanding anything else herein or in the Plan, no action described herein or in the Plan shall be permitted if the Firm determines such action would result in the imposition of additional tax under Section 409A.”

Amendment: The Firm by action of its Director Human Resources (or by action of its CEO as specified above) reserves the right to amend this Award Agreement in any manner, at any time and for any reason. This Award Agreement may not be amended except in writing signed by the Director Human Resources JPMorgan Chase.

Severability: If any portion of the Award Agreement is found to be unenforceable, any court of competent jurisdiction may reform the restrictions (e.g. as to length of service, geographical area or scope) to the extent required to make the provision enforceable under applicable law.

Governing Law: By accepting this award, you are agreeing (i) to the extent not preempted by federal law, the laws of the state of New York (without reference to conflict of law principles) will apply to the award and the Plan;(ii) to waive the right to a jury trial with respect to any judicial proceeding brought in connection with this award or the Plan; (iii) subject to (iv), to accept the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York with respect to any judicial proceeding brought in connection with this award or the Plan; and (iv) that to the extent not otherwise subject to arbitration under an arbitration agreement between you and the Firm, any dispute arising directly or indirectly in connection with this award or the Plan shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by the Firm in its sole discretion.

Definitions	“Cause” means a determination by the Firm that your employment terminated as a result of your (i) violation of any law, rule or regulation (including rules of self-regulatory bodies) related to the Firm’s business; (ii) indictment or conviction of a felony; (iii) commission of a fraudulent act; (iv) violation of the JPMorgan Code of Conduct or other Firm policies or misconduct related to your duties to the Firm (other than an immaterial and inadvertent violation or misconduct); (v) inadequate performance of the duties associated with your position or job function or failure to follow reasonable directives of your manager; or (vi) any act or failure to act that is or might reasonably be expected to be injurious to the interests of the Firm or its relationship with a customer, client or employee.

“Financial Services Company” means a business enterprise that employs you in any capacity (as an employee, contractor, consultant, advisor, self-employed individual, etc. whether paid or unpaid) and engages in:
•	commercial or retail banking, including, but not limited to, commercial, institutional and personal trust, custody and/or lending and processing services, originating and servicing mortgages, issuing and servicing credit cards;

•	insurance , including but not limited to, guaranteeing against loss, harm damage, illness, disability or death, providing and issuing annuities, acting as principal, agent or broker for purpose of the forgoing;

•	financial, investment or economic advisory services, including but not limited to, investment banking services (such as advising on mergers or dispositions, underwriting, dealing in, or making a market in securities or other similar activities), brokerage services, investment management services, asset management services, and hedge funds;

•	issuing, trading or selling instruments representing interests in pools of assets or in derivatives instruments;

•	advising on, or investing in, private equity or real estate, or

•	any similar activities that JPMorgan Chase determines in its sole discretion constitutes financial services.

“Not-for-Profit Organization” means an entity exempt from tax under state law and under Section 501(c) (3) of the Internal Revenue Code. Section 501(c) (3) includes entities organized and operated exclusively for religious, charitable, scientific, testing for public safety, literary or educational purposes, or to foster national or international amateur sports competition or for the prevention of cruelty to children or animals.

“Recognized Service” means the period of service as an employee set forth in the Firm’s applicable service-related policies.